CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CaminoSoft Corp.

We hereby consent to the inclusion in the foregoing to the Registration Statement on Form S-4 of our report dated December 5, 2006 relating to the financial statements of CaminoSoft Corp. as of September 30, 2006 and for the years ended September 30, 2006 and 2005, which appears in the CaminoSoft Corp. Annual Report on Form 10-KSB for the fiscal years ended September 30, 2006 and 2005 filed with the Securities and Exchange Commission on December 28, 2006. We also consent to the reference to our Firm under the caption “Experts”.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Los Angeles, California
November 6, 2007